Cohen & Steers, Inc.
280 Park Avenue
New York, NY 10017-1216
Tel (212) 832-3232

Contact:
Paul Zettl
Senior Vice President
Head of Global Marketing
Tel (212) 446-9189

Cohen & Steers Appoints Joseph M. Harvey as
Acting Chief Executive Officer

New York, NY, February 22, 2021—Cohen & Steers, Inc. (NYSE: CNS), announced today that Robert H. Steers, Co-Founder and Chief Executive Officer of the Company and a member of its Board of Directors, is taking a medical leave of absence. In connection with Mr. Steers’ leave of absence, on February 21, 2021 the Company’s Board of Directors appointed Joseph M. Harvey, the Company’s President and a member of its Board of Directors, as Acting Chief Executive Officer.

Joseph Harvey, President & Acting Chief Executive Officer, said:
Bob experienced a brain aneurysm on Saturday, February 20, 2021. He underwent successful surgery to repair the aneurysm and is currently in intensive care. As we remain focused on delivering for our clients, we wish Bob and his family the very best.

Martin Cohen, Co-Founder & Chairman, said:
We have exceptional corporate leadership and we will move forward with no interruption to our business and growth initiatives. Our commitment to our clients, shareholders and employees remains as strong as ever.

About Cohen & Steers
Cohen & Steers is a global investment manager specializing in liquid real assets, including real estate securities, listed infrastructure and natural resource equities, as well as preferred securities and other income solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong and Tokyo.

Forward-Looking Statements
This press release and other statements that Cohen & Steers may make may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current views with respect to, among other things, the Company's operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these forward-looking statements. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE: Cohen & Steers CONTACT: Paul Zettl Senior Vice President, Head of Global Marketing
212 446 9189

Website: https://www.cohenandsteers.com
Symbols: NYSE: CNS, RFI, RNP, RQI, UTF, PSF, LDP, FOF, MIE, PTA